DATE:          August 27, 1993

TO:                   J. Duncan Urquhart

FROM:                 Sono-Tek Corporation
                      2012 Route 9W, Bldg. 3
                      Milton, NY  12547

SUBJECT:              Letter of Agreement

Dear Duncan,

        As you are aware, Sono-Tek Corporation ("Sono-Tek" or the "Company") has sustained extensive losses from operations for the last several years. In order to assure the survival of the Company, it is necessary to restructure the Company and raise additional working capital. This has forced the Company to implement drastic and far reaching initiatives and restructuring. Sono-Tek has sought and received significant reductions in the amounts owed to suppliers and creditors, as well as extended payment terms. This letter of agreement represents the full understanding between you and Sono- Tek as of August 27, 1993.

1. Sono-Tek will continue your employment as Controller, reporting to the CEO of the Company.

2. Your compensation will consist of a base salary and a bonus plan based on the overall financial performance of the Company. The base salary will be at an annual rate of $52,700 and will be paid at times consistent with the standard payroll practice of the Company. In addition to the base salary, you will be eligible to receive a maximum annual bonus of $7,000. This bonus will consist of $1,250, paid quarterly, for each quarter in which the Company earns a profit after giving effect to all management bonuses, and a one-time payment at the end of the year of $2,000 if the Company is profitable after giving effect to all management bonuses. In future years, it is anticipated that this bonus plan will be based on individual performance to the Annual Operating Plan of the Company in addition to overall corporate performance.

        The initial payment of $2,500 for the first and second quarters will be made to you on September 24, 1993.

3.      You currently have no options to purchase shares of common stock of .


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        Sono-Tek The Company has been advised by legal  counsel  that the 1983
        Incentive Stock Option plan for key employees is flawed. In addition, the 1,000,000 shares reserved for issuance under the Plan is out of line with generally accepted levels.

        As a result, Management will, working with legal counsel, establish a 1993 Incentive Stock Option Plan and use its best efforts to obtain shareholder approval for that Plan at the shareholder meeting tentatively scheduled for October, 1993. You will be issued 25,000 new options at an exercise price of approximately $1.00 per share.

4. The Company has reserved a total of $1,016 in accrued salary, and you hereby agree to forgive this entire amount and further agree that this represents full and total past-due salary payable to you.

7. The level of your base salary and bonuses will be reviewed annually at the time of the Annual Meeting of Shareholders of the Company.


SONO-TEK CORPORATION                                 ACCEPTED AND AGREED TO:


BY:   /s/ Samuel Schwartz                           /s/ J.Duncan Urquhart
   -----------------------                         ----------------------
      SAMUEL SCHWARTZ                                 J. DUNCAN URQUHART
        CHAIRMAN

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